Exhibit 99.1

News from Aon
Aon Reports Fourth-Quarter and Full-Year 2025 Results
DUBLIN - January 30, 2026 - Aon plc (NYSE: AON) today reported results for the three and twelve months ended December 31, 2025.
•Aon delivered another quarter of strong performance and finished 2025 with 9% total revenue growth, 6% organic revenue growth and double-digit free cash flow growth, demonstrating the durability and consistency of our growth model
•We paid down $1.9 billion in debt in 2025 and successfully met our leverage objective in the fourth quarter. We expect our strong balance sheet position will enable us to execute our disciplined capital allocation model in 2026, balancing investment in high-return M&A and capital return to shareholders
•We are introducing 2026 guidance that reflects the power of our Aon United strategy, accelerated through the 3x3 Plan. For 2026, we expect mid-single-digit or greater organic revenue growth, 70 to 80 basis points of adjusted operating margin expansion, strong adjusted EPS growth and double-digit free cash flow growth

	Fourth Quarter 2025			Full Year 2025
	2025	2024	Change	2025	2024	Change
Total revenue	$4,300	$4,147	4%	$17,181	$15,698	9%
Organic revenue growth (Non-GAAP)			5%			6%
Operating margin	28.1%	26.3%		25.3%	24.4%
Adjusted operating margin (Non-GAAP)	35.5%	33.3%		32.4%	31.5%
Diluted EPS	$7.82	$3.28	138%	$17.02	$12.49	36%
Adjusted EPS (Non-GAAP)	$4.85	$4.42	10%	$17.07	$15.60	9%
Cash provided by operations	$1,397	$1,200	16%	$3,481	$3,035	15%
Free cash flow (Non-GAAP)	$1,323	$1,145	16%	$3,218	$2,817	14%
“Our fourth-quarter and full-year results reflect the strong execution of our 3x3 Plan, accelerating our client-centric Aon United strategy,” said Greg Case, president and CEO. “In the fourth quarter, we delivered 5% organic revenue growth and 16% free cash flow growth, and we achieved all of our full-year objectives, including a second straight year of 6% organic revenue growth.”
“Our strategic investments in data-driven insights and capabilities through Aon Business Services are enabling us to meet rising client demand in an increasingly complex environment,” Case added. “We are entering 2026 with momentum and are well positioned to continue to deliver for our clients, generate sustainable growth and create long-term shareholder value.”
Net income attributable to Aon shareholders in the fourth quarter increased 138%, to $7.82 per share on a diluted basis, compared to $3.28 per share on a diluted basis in the prior-year period. Adjusted net income per share attributable to Aon shareholders increased 10% to $4.85 on a diluted basis, compared to $4.42 in the prior-year period. Certain items that impacted fourth-quarter results and comparisons with the prior-year period are detailed in "Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin, and Diluted Earnings Per Share" on page 12 of this press release.

FOURTH-QUARTER 2025 FINANCIAL SUMMARY
Total revenue in the fourth quarter increased 4% to $4.3 billion compared to the prior-year period, reflecting 5% organic revenue growth and a 2% favorable impact from foreign currency translation, partially offset by a 3% unfavorable impact from acquisitions, divestitures and other items. Risk Capital revenue increased $171 million, or 7%, to $2.7 billion and Human Capital revenue decreased $16 million, or 1%, to $1.6 billion.
Total operating expenses in the fourth quarter increased 1% to $3.1 billion compared to the prior-year period, due primarily to the increase in expense associated with 5% organic revenue growth, an unfavorable impact from foreign currency translation and higher Accelerating Aon United Program expenses, partially offset by lower expenses associated with the sale of NFP Wealth and $50 million of net restructuring savings realized in the quarter, as well as lower compensation expense. Risk Capital operating expenses increased $143 million, or 8%, to $1.9 billion and Human Capital operating expenses decreased $110 million, or 10%, to $1.0 billion.
Foreign currency translation in the fourth quarter had a $0.09 per share favorable impact on diluted EPS and a $0.10 per share favorable impact on adjusted EPS. If currency were to remain stable at today’s rates, the Company would expect a favorable impact of approximately $0.36 per share in the first quarter of 2026 and a favorable impact of approximately $0.39 per share for full year 2026.
Effective tax rate for the fourth quarter was 22.9%, compared to 17.6% in the prior-year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the fourth quarter of 2025 was 20.0% compared to 16.7% in the prior-year period. The primary drivers of the change in the effective tax rate and adjusted effective tax rate were changes in the geographical distribution of income and a lower favorable impact from discrete items.
Weighted average diluted shares outstanding decreased to 216.5 million in the fourth quarter, compared to 218.3 million in the prior-year period. The Company repurchased approximately 0.7 million class A ordinary shares for approximately $250 million in the fourth quarter. As of December 31, 2025, the Company had approximately $1.3 billion of remaining authorization under its share repurchase program.

FULL-YEAR 2025 CASH FLOW SUMMARY
The full-year 2025 cash flow summary provided below includes supplemental information related to free cash flow, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow" on page 11 of this press release.
Cash flows provided by operations for 2025 increased $446 million, or 15%, to $3.5 billion compared to the prior-year period, due primarily to strong adjusted operating income growth and lower NFP-related transaction costs, partially offset by working capital headwinds.
Free cash flow, defined as cash flow from operations less capital expenditures, increased $401 million, or 14%, to $3.2 billion in 2025 compared to the prior year, reflecting an increase in cash flows from operations, partially offset by a $45 million increase in capital expenditures.

FOURTH-QUARTER 2025 REVENUE REVIEW
The fourth-quarter revenue reviews provided below include supplemental information related to organic revenue growth, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow" on page 11 of this press release.

	Three Months Ended December 31,
(millions)	2025	2024	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Risk Capital Revenue:
Commercial Risk Solutions	$2,329	$2,186	7%	2%	—%	(1)%	6%
Reinsurance Solutions	379	351	8	1	(1)	—	8
Human Capital Revenue:
Health Solutions	1,106	1,070	3	2	—	(1)	2
Wealth Solutions	490	542	(10)	2	—	(14)	2
Eliminations	(4)	(2)	N/A	N/A	N/A	N/A	N/A
Total revenue	$4,300	$4,147	4%	2%	—%	(3)%	5%

Total revenue increased $153 million, or 4%, to $4.3 billion, compared to the prior-year period, reflecting organic revenue growth of 5%, driven by net new business and ongoing strong retention and a 2% favorable impact from foreign currency translation, partially offset by a 3% unfavorable impact largely due to the sales of NFP Wealth and Stroz Friedberg as part of acquisitions, divestitures and other items. Risk Capital revenue increased $171 million, or 7%, to $2.7 billion and Human Capital revenue decreased $16 million, or 1%, to $1.6 billion.

Risk Capital
Commercial Risk Solutions Organic revenue growth of 6% reflects strong growth in North America, EMEA and Latin America, driven by net new business and ongoing strong retention. Performance was highlighted by strong growth in U.S. core P&C and double-digit growth in construction. Market impact was positive.
Reinsurance Solutions Organic revenue growth of 8% reflects double-digit growth in insurance-linked securities and the Strategy and Technology Group. Strong growth in facultative placements was driven by net new business and strong retention, partially offset by a modest unfavorable market impact.

Human Capital
Health Solutions Organic revenue growth of 2% reflects strong growth in core health and benefits and consumer benefits solutions, driven by net new business, ongoing strong retention and positive market impact, partially offset by slower discretionary spend in Talent Solutions and delayed closed sales.
Wealth Solutions Organic revenue growth of 2% reflects growth in Retirement, driven by continued strong demand for advisory work in the UK and EMEA related to the ongoing impact of regulatory change, partially offset by the sale of the NFP Wealth business.

FOURTH-QUARTER 2025 EXPENSE REVIEW

	Three Months Ended December 31,
(millions)	2025	2024	$ Change	% Change
Expenses
Compensation and benefits	$2,117	$2,120	$(3)	—%
Information technology	156	142	14	10
Premises	85	84	1	1
Depreciation of fixed assets	48	47	1	2
Amortization and impairment of intangible assets	185	185	—	—
Other general expense	372	409	(37)	(9)
Accelerating Aon United Program expenses	129	69	60	87
Total operating expenses	$3,092	$3,056	$36	1%

Compensation and benefits expense decreased $3 million compared to the prior-year period, due primarily to lower expenses from the sale of NFP Wealth, savings from Accelerating Aon United restructuring actions and lower NFP integration costs, partially offset by expenses associated with 5% organic revenue growth and the unfavorable impact of foreign currency translation.
Information technology expense increased $14 million, or 10%, compared to the prior-year period, due primarily to the expense associated with 5% organic revenue growth, partially offset by savings from Accelerating Aon United restructuring actions.
Premises expense increased $1 million, or 1%, compared to the prior-year period, due primarily to the unfavorable impact of foreign currency translation.
Depreciation of fixed assets increased $1 million, or 2%, compared to the prior-year period.
Amortization and impairment of intangible assets was flat compared to the prior-year period, as the decrease in intangible assets associated with the sale of NFP Wealth was offset by an increase in intangibles related to other acquisitions made during the year.
Other general expense decreased $37 million, or 9%, compared to the prior-year period, due primarily to non-recurring gains including sales of portfolios, lower transaction- and integration-related expense and lower expenses associated with the sale of NFP Wealth, partially offset by the unfavorable impact of foreign currency translation.
Accelerating Aon United Restructuring Program expense increased $60 million, or 87%, compared to the prior-year period, due primarily to higher costs related to workforce optimization.

FOURTH-QUARTER 2025 INCOME SUMMARY
Certain noteworthy items impacted adjusted operating income and adjusted operating margin in the fourth quarters of 2025 and 2024, which are also described in detail in "Reconciliation of Non-GAAP Measures - Operating Income, Operating Margin, and Diluted Earnings Per Share" on page 12 of this press release.

	Three Months Ended December 31,
(millions)	2025	2024	% Change
Revenue	$4,300	$4,147	4%
Expenses	3,092	3,056	1%
Operating income	$1,208	$1,091	11%
Operating margin	28.1%	26.3%
Adjusted operating income	$1,525	$1,380	11%
Adjusted operating margin	35.5%	33.3%
Operating income increased $117 million, or 11%, and operating margin increased 180 basis points to 28.1%, each compared to the prior-year period. Adjusted operating income increased $145 million, or 11%, and adjusted operating margin increased 220 basis points to 35.5%, each compared to the prior-year period. The increase in adjusted operating income reflects organic revenue growth, operating efficiencies driven by ABS and net restructuring savings, partially offset by increased expenses associated with 5% organic revenue growth and lower fiduciary investment income.
Interest income increased $10 million compared to the prior-year period, primarily reflecting higher cash balances due to the sale of NFP Wealth. Interest expense decreased $15 million compared to the prior-year period, reflecting lower total debt.
Other income was $1.2 billion compared to $2 million in the prior-year period, primarily reflecting gains related to the sale of NFP Wealth in the fourth quarter of 2025. Adjusted other expense was $21 million compared to adjusted other income of $2 million in the prior-year period, primarily reflecting an unfavorable impact of foreign currency remeasurement of assets and liabilities in non-functional currencies and an increase in non-cash pension expense, partially offset by gains related to our hedging program.
Net income attributable to Aon shareholders increased 136% to $1.7 billion compared to $716 million in the prior-year period. Adjusted net income attributable to Aon shareholders increased 9% to $1.1 billion compared to $965 million in the prior-year period.

2025 FULL-YEAR SUMMARY
Total revenue increased 9% to $17.2 billion compared to the prior year, reflecting 6% organic revenue growth, a 2% contribution from acquisitions and a 1% favorable impact from foreign currency translation.
Net income attributable to Aon shareholders increased to $3.7 billion, or $17.02 per share on a diluted basis, compared to $2.7 billion, or $12.49 per share on a diluted basis, in the prior year. Adjusted net income per share increased 9% to $17.07 on a diluted basis, including an unfavorable impact of $0.01 per share from foreign currency translation, compared to $15.60 in the prior year. Certain items that impacted full-year results and comparisons against the prior year are detailed in "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share" on page 12 of this press release.
During 2025, the Company repurchased approximately 2.7 million class A ordinary shares for approximately $1.0 billion at an average price of $365.91 per share. As of December 31, 2025, the Company had approximately $1.3 billion of remaining authorization under its share repurchase program.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, January 30, 2026 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE:AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future, all of which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as our outlook, market and industry conditions, including competitive and pricing trends, the development and performance of our services and products, our cost structure and the outcome of cost-saving or restructuring initiatives, including the impacts of the Accelerating Aon United Program, the integration of NFP, actual or anticipated legal settlement expenses, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans, references to future successes, and expectations with respect to the benefits of the acquisition of NFP are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential”, “opportunity”, “commit”, “probably”, “project”, “positioned”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: changes in the competitive environment, due to macroeconomic conditions or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including the adoption, implementation, and amendment in the European Union, the United States, the United Kingdom, or other countries of the Organization for Economic Co-operation and Development tax proposals or other pending proposals in those and other countries, which could create volatility in that tax rate; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from or related to acquisition or disposition transactions, errors and omissions and other claims against Aon (including proceeding and contingencies relating to transactions for which capital was arranged by Vesttoo Ltd. or related to actions we may take in being responsible for making decisions on behalf of clients in our investment business or in other advisory services that we currently provide, or may provide in the future); the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with our global operations, including geopolitical conflicts, tariffs, sanctions or changes in trade policies; the effects of natural or human-caused disasters, including the effects of health pandemics and the impacts of climate related events; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new technology; the actions taken by third parties that perform aspects of Aon’s business operations and client services; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to develop and implement innovative growth strategies and initiatives intended to yield cost savings (including the Accelerating Aon United Program), and the ability to achieve such growth or cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of a failure to realize the expected benefits of the acquisition of NFP (including anticipated revenue and growth synergies) in the expected timeframe, or at all; and significant integration costs or difficulties in connection with the acquisition of NFP or unknown or inestimable liabilities.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period. Further information concerning Aon and its businesses, including factors that could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2024 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.
Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, adjusted earnings per share, adjusted net income attributable to Aon shareholders, adjusted diluted net income per share, adjusted effective tax rate, adjusted other income (expense), and adjusted income before income taxes that exclude the effects of intangible asset amortization and impairment, Accelerating Aon United Program expenses, contingent consideration, NFP transaction and integration costs, certain pension settlements, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions (provided that organic revenue growth includes organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior-year period), divestitures (including held-for-sale disposal groups, which are adjusted from organic revenue growth upon classification as held-for-sale, if any), transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact represents the effect on prior-year period results if they were translated at current period foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with adjustments previously described, generally at the estimated annual effective tax rate or jurisdictional rate, where appropriate. Beginning in the third quarter of 2024, the adjusted effective tax rate also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments. Aon does not provide a reconciliation of forward-looking non-GAAP measures, such as adjusted operating margin, where Aon believes such a reconciliation would imply a degree of precision and certainty that could be misleading and is unable to reasonably predict certain items contained in the corresponding GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of Aon's control, or cannot be reasonably predicted. For these reasons, Aon is also unable to address the probable significance of the unavailable information.

Investor Contact:	Media Contact:
Hallie Miller	Will Dunn
+1 847-442-0622	Toll-free (U.S., Canada and Puerto Rico): +1-833-751- 8114
investor.relations@aon.com	International: +1 312 381 3024
mediainquiries@aon.com

Aon plc
Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except per share data)	2025	2024	% Change	2025	2024	% Change
Revenue
Total revenue	$4,300	$4,147	4%	$17,181	$15,698	9%
Expenses
Compensation and benefits	2,117	2,120	—%	8,985	8,283	8%
Information technology	156	142	10%	568	539	5%
Premises	85	84	1%	337	325	4%
Depreciation of fixed assets	48	47	2%	188	183	3%
Amortization and impairment of intangible assets	185	185	—%	778	503	55%
Other general expense	372	409	(9)%	1,616	1,641	(2)%
Accelerating Aon United Program expenses	129	69	87%	365	389	(6)%
Total operating expenses	3,092	3,056	1%	12,837	11,863	8%
Operating income	1,208	1,091	11%	4,344	3,835	13%
Interest income	14	4	250%	19	67	(72)%
Interest expense	(191)	(206)	(7)%	(815)	(788)	3%
Other income (expense)	1,178	2	58,800%	1,211	348	248%
Income before income taxes	2,209	891	148%	4,759	3,462	37%
Income tax expense (1)	505	157	222%	1,009	742	36%
Net income	1,704	734	132%	3,750	2,720	38%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	11	18	(39)%	55	66	(17)%
Net income attributable to Aon shareholders	$1,693	$716	136%	$3,695	$2,654	39%

Basic net income per share attributable to Aon shareholders	$7.87	$3.31	138%	$17.11	$12.55	36%
Diluted net income per share attributable to Aon shareholders	$7.82	$3.28	138%	$17.02	$12.49	36%
Weighted average ordinary shares outstanding - basic	215.1	216.6	(1)%	215.9	211.4	2%
Weighted average ordinary shares outstanding - diluted	216.5	218.3	(1)%	217.1	212.5	2%
(1)The effective tax rate was 22.9% and 17.6% for the three months ended December 31, 2025 and 2024, respectively, and 21.2% and 21.4% for the twelve months ended December 31, 2025 and 2024, respectively.

Aon plc
Segment Results (Unaudited)

	Three Months Ended December 31,
	Risk Capital		Human Capital		Corporate/Eliminations (1)		Total Consolidated
	2025	2024	2025	2024	2025	2024	2025	2024
Revenue
Total revenue	$2,708	$2,537	$1,596	$1,612	$(4)	$(2)	$4,300	$4,147
Expenses
Compensation and benefits	1,375	1,305	714	762	28	53	2,117	2,120
Information technology	100	93	52	47	4	2	156	142
Premises	54	54	29	30	2	—	85	84
Other expenses (2)	389	323	243	309	102	78	734	710
Total operating expenses	1,918	1,775	1,038	1,148	136	133	3,092	3,056
Operating income	$790	$762	$558	$464	$(140)	$(135)	$1,208	$1,091
Operating margin	29.2%	30.0%	35.0%	28.8%			28.1%	26.3%

	Twelve Months Ended December 31,
	Risk Capital		Human Capital		Corporate/Eliminations (1)		Total Consolidated
	2025	2024	2025	2024	2025	2024	2025	2024
Revenue
Total revenue	$11,290	$10,517	$5,907	$5,209	$(16)	$(28)	$17,181	$15,698
Expenses
Compensation and benefits	5,832	5,417	3,060	2,739	93	127	8,985	8,283
Information technology	372	368	186	168	10	3	568	539
Premises	216	215	116	110	5	—	337	325
Other expenses (2)	1,434	1,225	1,135	1,049	378	442	2,947	2,716
Total operating expenses	7,854	7,225	4,497	4,066	486	572	12,837	11,863
Operating income	$3,436	$3,292	$1,410	$1,143	$(502)	$(600)	$4,344	$3,835
Operating margin	30.4%	31.3%	23.9%	21.9%			25.3%	24.4%
(1)Segment expenses exclude governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(2)Includes expenses related to depreciation of fixed assets, amortization and impairment of intangible assets, Accelerating Aon United Program expenses, and other general expenses.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended December 31,
(millions)	2025	2024	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$2,329	$2,186	7%	2%	—%	(1)%	6%
Reinsurance Solutions	379	351	8	1	(1)	—	8
Human Capital Revenue:
Health Solutions	1,106	1,070	3	2	—	(1)	2
Wealth Solutions	490	542	(10)	2	—	(14)	2
Eliminations	(4)	(2)	N/A	N/A	N/A	N/A	N/A
Total revenue	$4,300	$4,147	4%	2%	—%	(3)%	5%

	Twelve Months Ended December 31,
(millions)	2025	2024	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$8,497	$7,861	8%	1%	—%	1%	6%
Reinsurance Solutions	2,793	2,656	5	—	(1)	—	6
Human Capital Revenue:
Health Solutions	3,839	3,335	15	—	—	10	5
Wealth Solutions	2,068	1,874	10	1	—	4	5
Eliminations	(16)	(28)	N/A	N/A	N/A	N/A	N/A
Total revenue	$17,181	$15,698	9%	1%	—%	2%	6%
(1)Currency impact represents the effect on prior-year period results if they were translated at current-period foreign exchange rates.
(2)Fiduciary investment income for the three months ended December 31, 2025 and 2024 was $63 million and $76 million, respectively. Fiduciary investment income for the twelve months ended December 31, 2025 and 2024 was $271 million and $315 million, respectively.
(3)Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions (provided that organic revenue growth includes organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior-year period), divestitures (including held for sale disposal groups, which are adjusted from Organic revenue growth upon classification as held for sale, if any), transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.
Free Cash Flows (Unaudited)

	Three Months Ended December 31,
(millions)	2025	2024	% Change
Cash Provided by Operating Activities	$1,397	$1,200	16%
Capital Expenditures	(74)	(55)	35%
Free Cash Flows (1)	$1,323	$1,145	16%

	Twelve Months Ended December 31,
(millions)	2025	2024	% Change
Cash Provided by Operating Activities	$3,481	$3,035	15%
Capital Expenditures	(263)	(218)	21%
Free Cash Flows (1)	$3,218	$2,817	14%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Operating Margin (Unaudited) (1)

	Three Months Ended December 31,
	Risk Capital		Human Capital		Corporate/Eliminations (2)		Total Consolidated
(millions, except percentages)	2025	2024	2025	2024	2025	2024	2025	2024
Revenue	$2,708	$2,537	$1,596	$1,612	$(4)	$(2)	$4,300	$4,147

Operating income	$790	$762	$558	$464	$(140)	$(135)	$1,208	$1,091
Amortization and impairment of intangible assets	95	76	90	109	—	—	185	185
Change in the fair value of contingent consideration	(7)	—	(1)	(5)	—	—	(8)	(5)
Accelerating Aon United Program expenses (3)	34	11	7	1	88	57	129	69
Transaction and integration costs (4)(5)	5	6	10	10	(4)	24	11	40
Adjusted operating income	$917	$855	$664	$579	$(56)	$(54)	$1,525	$1,380
Operating margin	29.2%	30.0%	35.0%	28.8%			28.1%	26.3%
Adjusted operating margin	33.9%	33.7%	41.6%	35.9%			35.5%	33.3%

	Twelve Months Ended December 31,
	Risk Capital		Human Capital		Corporate/Eliminations (2)		Total Consolidated
(millions, except percentages)	2025	2024	2025	2024	2025	2024	2025	2024
Revenue	$11,290	$10,517	$5,907	$5,209	$(16)	$(28)	$17,181	$15,698

Operating income	$3,436	$3,292	$1,410	$1,143	$(502)	$(600)	$4,344	$3,835
Amortization and impairment of intangible assets	354	211	424	292	—	—	778	503
Change in the fair value of contingent consideration	—	6	22	21	—	—	22	27
Accelerating Aon United Program expenses (3)	82	114	16	27	267	248	365	389
Legal settlements (6)	(23)	—	—	—	—	—	(23)	—
Transaction and integration costs (4)(5)	22	12	33	53	22	120	77	185
Adjusted operating income	$3,871	$3,635	$1,905	$1,536	$(213)	$(232)	$5,563	$4,939
Operating margin	30.4%	31.3%	23.9%	21.9%			25.3%	24.4%
Adjusted operating margin	34.3%	34.6%	32.2%	29.5%			32.4%	31.5%
(1)Certain noteworthy items impacting operating income in 2025 and 2024 are described in this schedule. The items shown with the caption "adjusted" are non-GAAP measures.
(2)Segment expenses exclude governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(3)Total charges are expected to include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation costs.
(4)Transaction costs include advisory, legal, accounting, regulatory, and other professional or consulting fees required to complete the NFP Transaction. No transaction costs were recognized for the three and twelve months ended December 31, 2025. No transaction costs were recognized for the three months ended December 31, 2024. For the twelve months ended December 31, 2024, $90 million of transaction costs were recognized in Total operating expenses and $6 million were recognized in Other income (expense) related to the extinguishment of acquired NFP debt.
(5)The NFP Transaction has and will continue to result in certain non-recurring integration costs associated with colleague severance, retention bonus awards, termination of redundant third-party agreements, costs associated with legal entity rationalization, and professional or consulting fees related to alignment of management processes and controls, as well as costs associated with the assessment of NFP information technology environment and security protocols. Aon incurred $11 million and $40 million of integration costs in the three months ended December 31, 2025 and 2024, respectively, and $77 million and $95 million of integration costs in the twelve months ended December 31, 2025 and 2024, respectively.
(6)In the fourth quarter of 2023, Aon recognized a $197 million charge in connection with transactions for which capital was arranged by a third party, Vesttoo Ltd., and in the third quarter of 2025, certain legal settlement expenses and recoveries were recognized resulting in a $23 million reduction of expense within the Risk Capital segment.

Aon plc
Reconciliation of Non-GAAP Measures - Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except percentages)	2025	2024	% Change	2025	2024	% Change
Adjusted operating income	$1,525	$1,380	11%	$5,563	$4,939	13%
Interest income	14	4	250%	19	67	(72)%
Interest expense	(191)	(206)	(7)%	(815)	(788)	3%
Other income (expense): (2)
Adjusted other income (expense) - pensions	(22)	(14)	57%	(87)	(49)	78%
Adjusted other income (expense) - other (3)(4)(5)	1	16	(94)%	(9)	62	(115)%
Adjusted other income (expense)	(21)	2	(1,150)%	(96)	13	(838)%
Adjusted income before income taxes	1,327	1,180	12%	4,671	4,231	10%
Adjusted income tax expense (6)	265	197	35%	910	849	7%
Adjusted net income	1,062	983	8%	3,761	3,382	11%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	11	18	(39)%	55	66	(17)%
Adjusted net income attributable to Aon shareholders	1,051	965	9%	3,706	3,316	12%
Adjusted diluted net income per share attributable to Aon shareholders	$4.85	$4.42	10%	$17.07	$15.60	9%
Weighted average ordinary shares outstanding - diluted	216.5	218.3	(1)%	217.1	212.5	2%
Effective tax rates (6)
U.S. GAAP	22.9%	17.6%		21.2%	21.4%
Non-GAAP	20.0%	16.7%		19.5%	20.1%
(1)Certain noteworthy items impacting operating income in 2025 and 2024 are described in this schedule. The items shown with the caption "adjusted" are non-GAAP measures.
(2)For the three months ended December 31, 2025, Other income was $1.2 billion compared to Other income of $2 million for the three months ended December 31, 2024. For the twelve months ended December 31, 2025 and 2024, Other income was $1.2 billion and $348 million, respectively. Adjusted other expense for the three months ended December 31, 2025 was $21 million compared to Adjusted other income of $2 million for three months ended December 31, 2024. Adjusted other expense for the twelve months ended December 31, 2025 was $96 million compared to Adjusted other income of $13 million for the twelve months ended December 31, 2024.
(3)Adjusted other income (expense) excluded gains related to deferred consideration from the affiliates of The Blackstone Group L.P. and the other designated purchasers related to a divestiture completed in a prior-year period. During the twelve months ended December 31, 2025, a gain of $108 million was recognized, which was all recognized in the first six months of 2025. During the twelve months ended December 31, 2024, a gain of $84 million was recognized, which was all recognized in the first nine months of 2024.
(4)Adjusted other income (expense) excluded gains from dispositions of $257 million related to the sale of a business for the twelve months ended December 31, 2024. For the twelve months ended December 31, 2025, Adjusted other income (expense) excluded gains from the disposal of NFP wealth totaling $1,199 million.
(5)Adjusted other income (expense) excluded $6 million of debt extinguishment charges related to the repayment of NFP debt, which is considered a transaction related cost incurred in the second quarter of 2024.
(6)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with changes in the fair value of contingent consideration, certain legal settlements, Accelerating Aon United Program expenses, certain transaction and integration costs related to the acquisition of NFP, certain gains from dispositions, and deferred consideration from a prior-year sale of business, which are adjusted at the related jurisdictional rate. The tax adjustment also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson.

Aon plc
Consolidated Statements of Financial Position

	As of December 31,
	2025	2024
(millions)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,195	$1,085
Short-term investments	1,603	219
Receivables, net	4,209	3,803
Fiduciary assets (1)	17,889	17,566
Other current assets	878	759
Total current assets	25,774	23,432
Goodwill	15,797	15,234
Intangible assets, net	5,727	6,743
Fixed assets, net	702	637
Operating lease right-of-use assets	677	711
Deferred tax assets	748	654
Prepaid pension	603	556
Other non-current assets	756	998
Total assets	$50,784	$48,965

Liabilities, redeemable noncontrolling interests, and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,861	$2,905
Short-term debt and current portion of long-term debt	589	751
Fiduciary liabilities	17,889	17,566
Other current liabilities	1,887	1,773
Total current liabilities	23,226	22,995
Long-term debt	14,660	16,265
Non-current operating lease liabilities	641	685
Deferred tax liabilities	340	319
Pension, other postretirement, and postemployment liabilities	1,084	1,127
Other non-current liabilities	1,285	1,144
Total liabilities	41,236	42,535

Redeemable noncontrolling interests	89	125

Equity
Ordinary shares - $0.01 nominal value Authorized: 500 shares (issued: 2025 - 214.5 ; 2024 - 216.0)	2	2
Additional paid-in capital	13,438	13,173
Accumulated deficit	(245)	(2,309)
Accumulated other comprehensive loss	(3,843)	(4,745)
Total Aon shareholders' equity	9,352	6,121
Nonredeemable noncontrolling interests	107	184
Total equity	9,459	6,305
Total liabilities, redeemable noncontrolling interests and equity	$50,784	$48,965
(1)Includes cash and short-term investments of $7.4 billion and $7.2 billion as of December 31, 2025 and 2024, respectively.

Aon plc
Consolidated Statements of Cash Flows

	Year ended December 31,
	2025	2024
(millions)	(unaudited)
Cash flows from operating activities
Net income	$3,750	$2,720
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	(1,201)	(337)
Depreciation of fixed assets	188	183
Amortization and impairment of intangible assets	778	503
Share-based compensation expense	432	474
Deferred income taxes	(141)	(311)
Other, net	(133)	(134)
Change in assets and liabilities:
Receivables, net	(257)	(312)
Accounts payable and accrued liabilities	(155)	393
Accelerating Aon United Program liabilities	27	17
Current income taxes	114	—
Pension, other postretirement and postemployment liabilities	(16)	(18)
Other assets and liabilities	95	(143)
Cash provided by operating activities	3,481	3,035
Cash flows from investing activities
Proceeds from investments	145	212
Purchases of investments	(172)	(172)
Net sales (purchases) of short-term investments - non fiduciary	(1,379)	151
Acquisition of businesses, net of cash and funds held on behalf of clients	(394)	(3,506)
Sale of businesses, net of cash and funds held on behalf of clients	2,349	700
Capital expenditures	(263)	(218)
Cash provided by (used for) investing activities	286	(2,833)
Cash flows from financing activities
Share repurchase	(1,000)	(1,000)
Proceeds from issuance of shares	70	79
Cash paid for employee taxes on withholding shares	(208)	(202)
Commercial paper issuances, net of repayments	(24)	(591)
Issuance of debt	—	7,926
Repayment of debt	(1,850)	(4,928)
Increase in fiduciary liabilities, net of fiduciary receivables	(366)	280
Cash dividends to shareholders	(629)	(562)
Redeemable and nonredeemable noncontrolling interests, and other financing activities	(198)	(206)
Cash provided by (used for) financing activities	(4,205)	796
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	678	(387)
Net increase in cash and cash equivalents and funds held on behalf of clients	240	611
Cash, cash equivalents and funds held on behalf of clients at beginning of year	8,333	7,722
Cash, cash equivalents and funds held on behalf of clients at end of year	$8,573	$8,333
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$1,195	$1,085
Cash and cash equivalents and funds held on behalf of clients classified as held for sale	—	1
Funds held on behalf of clients	7,378	7,247
Total cash and cash equivalents and funds held on behalf of clients	$8,573	$8,333